Exhibit 99.1

BBX Capital Corporation Reports Financial Results

For the First Quarter, 2014

FORT LAUDERDALE, Florida – May 13,  2014 -- BBX Capital Corporation (“BBX Capital” and/or the “Company”) (NYSE: BBX), formerly BankAtlantic Bancorp, Inc.,  reported financial results for the quarter ended March 31, 2014.

BBX Capital reported net income of $1.3 million, or $0.08 per diluted share, for the quarter ended March 31, 2014, versus a net loss of ($6.5) million, or ($0.41) per diluted share, for the quarter ended March 31, 2013.

BBX Capital’s book value at March 31, 2014 was $19.03 and total BBX Capital shareholders’ equity at March 31, 2014 was approximately $304.6 million.

Overview and Highlights:

BBX Capital Selected Financial Data (Consolidated)

First Quarter, 2014 Compared to First Quarter, 2013

•	Total revenues of $21.1 million vs. $6.8 million
•	Net income of $1.3 million vs. Net loss of ($6.5) million
•	Diluted earnings (loss) per share of $0.08 vs. ($0.41)
•	Book value per share was $19.03 vs. $14.83
•	Total assets were $416.9 million vs. $432.5 million
•	BB&T’s preferred interest in FAR was $54.5 million vs. $164.1 million
•	Real estate owned was $141.9 million vs. $77.7 million
•	Loans receivable were $59.6 million vs. $254.8 million
•	Loans held-for-sale were $50.7 million vs. $22.3 million

BBX Capital’s Chairman and CEO, Mr. Alan B. Levan, commented, “We are pleased with the results and momentum during the quarter.  Since the sale of BankAtlantic in July 2012, we have been repositioning our business,  monetizing our legacy portfolios,  and pursuing our goal of transitioning our legacy business into a growth business by focusing on real estate opportunities and operating businesses.  We invite our readers to review the BBX Capital Corporate Overview filed by the Company with the Securities and Exchange Commission on April 16, 2014,  which is available to view on the BBX Capital website: www.BBXCapital.com.

Exhibit 99.1

In that document we discussed our corporate strategy, but more importantly we discussed who we are and how we are approaching our business:

“First, our culture is entrepreneurial.  Our objective is to make portfolio investments based on the fundamentals:  quality real estate, the right operating companies and partnering with good people.

“Second, our goal is to increase value over time as opposed to focusing on quarterly or yearly earnings.  Since we expect our investments to be longer term, we anticipate and are willing to accept that our earnings are likely to be uneven.  While capital markets generally encourage short term goals, our objective is long term growth as measured by increases in book value per share over time.”

- - -

The following provides financial and other information regarding our assets, including our BankAtlantic legacy portfolio of loans and foreclosed real estate, our investment in Bluegreen, and our real estate joint ventures and acquired operating businesses.

BBX Capital - Legacy Assets - Loans and Real Estate:

Assets transferred to BBX Capital in connection with the consummation in July 2012 of the sale of BankAtlantic to BB&T Corporation (referred to as the “BB&T Transaction”), were primarily loans receivable, real estate held-for-sale and real estate held-for-investment, as well as assets owned by BBX Capital in its BBX Capital Partners subsidiary.  These assets transferred are considered our “Legacy Assets”.  These Legacy Assets are held by BBX Capital in CAM (Capital Asset Management) and BBX Partners, which are wholly owned subsidiaries, and in FAR (Florida Asset Resolution Group).    FAR was formed in connection with the BB&T Transaction when BankAtlantic contributed to FAR certain performing and non-performing loans, tax certificates and foreclosed real estate.  Upon consummation of the BB&T Transaction, BBX Capital transferred to BB&T Corporation a 95% preferred interest in the net cash flows of FAR until such time as BB&T Corporation has recovered $285 million in preference amount plus a priority return of LIBOR + 200 basis points per annum on any unpaid preference amount.  At that time, BB&T Corporation’s interest in FAR will terminate, and the Company will thereafter be entitled to any and all residual proceeds from FAR as its sole owner.  At March 31, 2014, BB&T Corporation’s preference amount had been reduced to $54.5 million.

Exhibit 99.1

CAM and BBX Partners Loans: The composition of CAM and BBX Partners legacy loans were (dollars in thousands):

	As of March 31, 2014			As of December 31, 2013
		Unpaid			Unpaid
		Principal	Carrying		Principal	Carrying
Loans held-for-investment:	Number	Balance	Amount	Number	Balance	Amount
Loans receivable:
Commercial non-real estate:
Accruing	-	$ -	$ -	-	$ -	$ -
Non-accruing	2	3,120	1,392	3	5,107	3,331
Commercial real estate:
Accruing	1	2,140	2,140	1	2,152	2,152
Non-accruing	4	27,005	11,454	4	27,077	11,526
Total loans held-for-investment	7	32,265	14,986	8	34,336	17,009

Loans held-for-sale	-	$ -	$ -	-	$ -	$ -

CAM and BBX Partners Real Estate: The composition of CAM and BBX Partners real estate was (dollars in thousands):

	As of March 31, 2014		As of December 31, 2013
		Carrying		Carrying
	Number	Amount	Number	Amount
Real estate held-for-investment:
Land	12	$ 71,955	13	$ 75,333
Rental properties	1	10,865	2	15,705
Other	1	789	1	789
Total real estate held-for-investment	14	$ 83,609	16	$ 91,827

Real estate held-for-sale:
Land	11	$ 13,400	10	$ 10,307
Total real estate held-for-sale	11	$ 13,400	10	$ 10,307

Exhibit 99.1

FAR Loans: The composition of FAR’s legacy loans were (dollars in thousands):

	As of March 31, 2014			As of December 31, 2013
		Unpaid			Unpaid
		Principal	Carrying		Principal	Carrying
Loans held-for-investment:	Number	Balance	Amount	Number	Balance	Amount
Loans receivable:
Commercial non-real estate:
Accruing	-	$ -	$ -	-	$ -	$ -
Non-accruing	-	-	-	-	-	-
Commercial real estate:
Accruing	8	15,737	15,737	7	15,245	15,245
Non-accruing	7	39,538	22,052	10	52,108	34,014
Consumer
Accruing	59	5,483	5,483	62	5,646	5,646
Non-accruing	43	5,739	2,903	43	5,846	2,972
Residential:
Accruing	-	-	-	-	-	-
Non-accruing	-	-	-	2	189	53
Total loans held-for-investment	117	66,497	46,175	124	79,034	57,930
Loans held-for-sale:
Commercial real estate
Accruing	-	$ -	$ -	-	$ -	$ -
Non-accruing	-	-	-	-	-	-
Consumer
Accruing	14	1,908	1,908	15	2,044	1,494
Non-accruing	30	4,054	2,829	31	4,135	2,682
Residential
Accruing	33	4,833	3,846	34	4,912	3,945
Non-accruing	247	55,499	32,493	255	58,603	34,278
Small business
Accruing	44	8,533	7,067	52	10,320	8,170
Non-accruing	14	3,964	2,573	17	4,204	3,277
Total loans held-for-sale	382	78,791	50,716	404	84,218	53,846

FAR Real Estate: The composition of FAR’s real estate was (dollars in thousands):

	As of March 31, 2014		As of December 31, 2013
		Carrying		Carrying
	Number	Amount	Number	Amount
Real estate held-for-investment:
Land	3	$ 4,322	3	$ 4,323
Rental properties	2	20,499	1	11,186
Total real estate held-for-investment	5	$ 24,821	4	$ 15,509

Real estate held-for-sale:
Land	7	$ 7,700	8	$ 7,961
Rental properties	4	6,123	3	6,168
Residential single-family	26	5,022	29	6,447
Other	24	1,199	23	3,088
Total real estate held-for-sale	61	$ 20,044	63	$ 23,664

Exhibit 99.1

BBX Capital Real Estate Activities

Our real estate activities, including the BankAtlantic legacy loan and foreclosed real estate portfolios, fall under the umbrella of BBX Capital Real Estate, a Division of BBX Capital.   As previously announced, we are liquidating some legacy real estate while holding and managing others for capital appreciation and development.  We are also pursuing new real estate development opportunities, unrelated to the legacy portfolios.

We are actively engaged in real estate development and operation activities involving real estate obtained through foreclosure and real estate purchased from third parties, including land entitlement activities, property renovations, asset management, and pursuing joint venture opportunities involving the contribution of these properties and/or cash investments in joint ventures with third party development partners.

The Company had investments in the following joint ventures as of March 31, 2014:

Kendall Commons:    In March 2013, the Company sold land to Altman Development (“Altman”), a third party real estate developer, for net proceeds of $8.0 million.  Altman contributed the land to a joint venture to develop the property as a multifamily rental development of 12 three-story apartment buildings, one mixed-use building and one clubhouse totaling 321 apartment units, and the Company then invested $1.3 million of cash in the joint venture project as one of a number of investors.  The development is currently under construction and scheduled to begin leasing during the third quarter of 2014.  The Company is entitled to receive 13% of joint venture distributions until a 15% internal rate of return has been attained and then the Company will be entitled to receive 9.75% of any joint venture distributions thereafter.

North Flagler:  In October 2013, the Company entered into a joint venture with JRG USA pursuant to which JRG USA assigned to the joint venture a contract to purchase for $10.8 million a 4.5 acre parcel overlooking the Intracoastal Waterway in West Palm Beach Florida and the Company invested $0.5 million of cash.  The joint venture is seeking to expand land entitlements and is currently working to amend the current zoning designation and increase the parcel’s residential height restrictions with a view to increasing the value of the parcel.  The Company is entitled to receive 80% of any joint venture distributions until it recovers its capital investment and then will be entitled to receive 70% of any joint venture distributions thereafter.   The entitlement process is currently estimated to be concluded in 2015.

The Company also owns a 2.7 acre parcel located adjacent to the 4.5 acre parcel which is the subject of the contract held by the North Flagler joint venture.  The 2.7 acre parcel was acquired by the Company through foreclosure and had a carrying value of $3.2 million as of March 31, 2014.  We believe that the value of this parcel will increase if the density is increased by the municipality’s approval of the zoning changes referenced in the preceding paragraph.

Exhibit 99.1

PGA Design Center Holdings, LLC:   In December 2013, the Company purchased for $6.1 million a commercial property in Palm Beach Gardens, Florida, with three existing buildings consisting of 145,000 square feet of mainly furniture retail space.  The property, which is located in a larger mixed use property now known as PGA Place, was substantially vacant at the date of acquisition.  Subsequent to the acquisition of the property, the Company entered into a joint venture with Stiles Development which acquired a 60% interest in the joint venture for $2.9 million in cash.  The Company contributed the property  (excluding certain residential development entitlements having an estimated value of $1.2 million) to the joint venture in exchange for $2.9 million in cash and the remaining 40% interest in the joint venture.  The Company transferred the retained residential development entitlements to adjacent parcels owned by it in PGA Place (see below for a discussion of the other parcels owned by the Company in PGA Place).  The joint venture intends to seek governmental approvals to change the use of a portion of the property from retail to office and subsequently sell or lease the property.

The following development projects are currently in the planning stages and involve real estate held-for-investment included in the above CAM and BBX Partners real estate table.

Gardens at Millenia:   Gardens at Millenia consists of 37 acres of land located in a commercial center of Orlando, Florida with a carrying value of $11.2 million as of March 31, 2014.   This site is currently in the planning process and the final size and density of the project is subject to governmental approvals and other conditions.  The proposed plans for 26 acres of this site include a 300,000 square foot retail shopping center with multiple big-box and in-line tenants as well as four outparcel retail pads.  The Company is in discussions with a potential joint venture partner to develop a portion of the 26 acre parcel.  Current plans for the remaining 11 acres of this site include 9 buildings of rental apartments totaling approximately 280 units, a clubhouse, lakeside pavilion, lakeside running trail, and a dog park.  The Company is in discussions with a potential joint venture partner to develop the 11 acre parcel.

Hialeah Communities:    Hialeah Communities consists of 114 acres of land located in Hialeah, Florida with a carrying value of $30.7 million as of March 31, 2014.  This site is currently in the final stages of master planning to divide the property into three parcels and the plan remains subject to receipt of governmental approvals.  The anticipated plans for the three parcels include the following:

•

An approximate 50 acre parcel is currently planned to include approximately 340 single-family homes, a clubhouse, park, and lake.  The Company is in discussions with a potential joint venture partner to develop this parcel.

•

An approximate 50 acre parcel is currently planned to include approximately 400 single-family homes.  The Company currently has a contract to sell this parcel to a third party developer, subject to receipt of entitlements,  and due diligence by the third party.

Exhibit 99.1

•

Plans for the remaining 14 acre parcel include 14 multifamily buildings totaling approximately 314 rental apartment units, a clubhouse, pool and park.  The Company is in discussions with a potential joint venture partner to develop this parcel.

PGA Place:  The Company owns an office building and land located in PGA Place, in the city of Palm Beach Gardens, Florida, with carrying values aggregating $14.5 million as of March 31, 2014.  The property held by the PGA Design Center Holdings joint venture described above is also located in PGA Place.  We believe this property presents a variety of development opportunities, including the opportunity being pursued by the PGA Design Center Holdings joint venture discussed above and the following development opportunities, some of which are currently in the planning stages and remain subject to receipt of government approvals.

•

Office- This mixed use property includes a 33,000 square foot commercial leased office building that is currently 56% occupied with an attached 428 space parking garage.  The Company is currently seeking governmental approvals for a 140 room limited-service suite hotel, a 5,000 square foot freestanding restaurant and a 50,000 square foot office building on vacant tracts of land adjacent to this office building.  We anticipate partnering with a third party developer to develop all or a portion of these components of the project.

•

Multi-family - Current plans for the 7-acre multifamily parcel include approximately 300 apartment units, a clubhouse and spa, and lakeside pavilion.  The Company is in discussions with a potential joint venture partner to develop this parcel.

Village at Victoria Park:  Village at Victoria Park consists of approximately 2 acres of vacant land located near downtown Fort Lauderdale, Florida with a carrying value of $0.9 million as of March 31, 2014.  In December 2013, the Company entered into a joint venture agreement with New Urban Communities to develop the project as 30 single-family homes.  The project is a 50% joint venture, with New Urban Communities serving as the developer and manager.  In April 2014, the joint venture executed an acquisition, development and construction loan with a financial institution and the Company and New Urban Communities each contributed an additional $692,000 to the joint venture as a capital contribution.  The joint venture purchased the vacant land from the Company for $3.6 million consisting of $1.8 million in cash (less $0.2 million in selling expenses) and a $1.6 million promissory note.  The $1.6 million promissory note is secured by a junior lien on the vacant land and future improvements.  The project is currently scheduled to commence construction and sales in the second quarter of 2014.  Closings are projected to begin by the third quarter of 2015.

BBX Capital Partners - Investment and Acquisitions:

BBX Capital, through its BBX Capital Partners Division, is actively engaged in investments in operating companies.  Our goal at BBX Capital is to diversify our platform so that a meaningful percentage of our assets and income will be derived from operating businesses.  It

Exhibit 99.1

is our objective that the investments and acquisitions sourced by BBX Capital Partners will diversify our overall company risk profile and contribute more consistent cash flows and earnings over time.

The following is a summary of the Company’s operating businesses:

Bluegreen Corporation:  On April 2, 2013, BBX Capital acquired a 46% interest in Woodbridge Holdings, LLC (“Woodbridge”).  BFC Financial Corporation (“BFC”), BBX Capital’s Parent company, owns the remaining 54% of Woodbridge.  Woodbridge’s principal asset is its 100% ownership of Bluegreen Corporation (“Bluegreen”).

During the three months ended March 31, 2014, net income attributable to Woodbridge was $13.5 million, of which $14.2 million related to the operations of Bluegreen.  BBX Capital recognized 46% of the net income attributable to Woodbridge, or $6.2 million, for the three months ended March 31, 2014.

In 2013 and the first quarter of 2014, Bluegreen paid cash dividends of $47.0 million and $14.5 million, respectively, to Woodbridge.  Woodbridge paid cash dividends of $44.3 million and $13.9 million, respectively, to its members during 2013 and April 1, 2014, which were distributed pro rata to BBX Capital and BFC based on their percentage ownership interests in Woodbridge, BBX Capital (46%) and BFC (54%).

Bluegreen is a sales, marketing and management company focused on the vacation ownership industry.  Bluegreen markets, sells and manages vacation ownership interests (“VOIs”) in resorts, which are generally located in popular, high-volume, “drive-to” vacation destinations, and were either developed or acquired by Bluegreen or developed and owned by others, in which case Bluegreen earns fees for providing these services.    Bluegreen operates today with more than 60 owned or managed resorts, 180,000 owners of VOIs and 4,000 employees.

Bluegreen generates revenues from the sales of VOIs in its resorts (“Legacy Business Model”) and from fee-based sales and services on behalf of third parties under Bluegreen’s “capital-light” business strategy.  Bluegreen’s capital-light business strategy consists of the following:

Fee-Based Sales and Marketing Arrangements:  Under the arrangements, Bluegreen sells third party VOIs as Bluegreen Vacation Club interests through its distribution network of sales offices typically on a non-committed basis.

Just-In-Time Arrangements:  Agreements with third party developers allow Bluegreen to buy VOI inventory from time to time in close proximity to the time of when Bluegreen intends to sell such VOIs.

Exhibit 99.1

Secondary Market Arrangements:  Formal program to acquire VOI inventory from resorts’ property owner associations (“POAs”) and other third parties on a non-committed basis, in close proximity to the time when Bluegreen intends to sell such VOIs.  Such VOIs are typically obtained by the POAs through foreclosure in connection with maintenance fee defaults, and are generally acquired by Bluegreen at a significant discount.

Other Fee-Based Services:  Bluegreen also earns fees for providing management services to the Bluegreen Vacation Club and to certain POAs.

Bluegreen Highlights for the First Quarter, 2014

•	Legacy VOI sales were $32.0 million
•	Secondary market VOI sales were $19.0 million
•	Just-in-time VOI sales were $16.8 million
•	Gross sales of VOI’s were $67.8 million
•	Sale of third party VOIs – commission basis were $42.1 million
•	System-wide sales of VOIs were $109.9 million
•	Capital-Light business strategy VOI sales were $77.9 million
•	Income from continuing operations was $17.2 million
•	Adjusted EBITDA was $33.8 million
•	Income from continuing operations before income taxes was $26.3 million
•	Operating profit was $25.8 million
•	Bluegreen dividends to Woodbridge were $14.5 million

Please see the supplemental tables included in this release for detailed information on System-wide sales of VOIs and a reconciliation of Income from Continuing Operations to Adjusted EBITDA.

For more detailed information regarding Bluegreen and its business,  operations and risks, see BFC’s financial results press release for the quarter ended March 31, 2014,  BFC’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, and BFC’s Annual Report on Form 10-K for the year ended December 31, 2013, which is available on the SEC's website, www.sec.gov and/or BFC’s website, www.BFCFinancial.com

______________________________________

Renin Corp.:    In October 2013, Renin Holdings, LLC (“Renin”), a newly formed joint venture entity owned 81% by BBX Capital and 19% by BFC, acquired substantially all of the assets and certain liabilities of Renin Corp.  Renin is a manufacturer of interior and closet doors, wall décor, associated systems and hardware and fabricated glass products through a portfolio of brand name

Exhibit 99.1

and private label offerings including Erias, DSH, Acme, KingStar, TRUporte, Ramtrack and JJ Home Products.  With facilities in Canada, the U.S. and the United Kingdom, Renin is in a position to service distribution channels including big box building and home improvement supply retailers, home centers, distributors, other building supply manufacturers, volume builders and specialty retailers throughout North America and other markets.  Renin had revenues of approximately $14.1 million during the quarter ended March 31, 2014.

BBX Sweet Holdings:  In December 2013, BBX Sweet Holdings acquired the Hoffman’s Chocolates business and in January 2014, it acquired Williams & Bennett.  BBX Sweet Holdings is pursuing other acquisitions in the candy and confections industry, and is currently in discussion with several companies throughout the United States and Canada.

Williams & Bennett:  Headquartered in Boynton Beach, Florida, Williams & Bennett is a Florida based manufacturer of quality chocolate products.  Williams & Bennett sells  chocolate products and confections through distribution channels serving boutique retailers, big box chains, department stores, national resort properties, corporate customers, and private label brands.  Since 1992, they have developed a reputation of branded chocolate drenched products including Belgian chocolate drenched Oreo Cookies, Bavarian pretzels, Nutter Butter Cookies, Marshmallows, Graham Crackers and other confectionary products.  Williams & Bennett offers these chocolate creations in distinctive collectable packaging for all occasions.

Hoffman's Chocolates:  Headquartered in Lake Worth, Florida, Hoffman’s Chocolates is a manufacturer of gourmet chocolates, with several retail locations throughout South Florida. Each of Hoffman’s confections is hand made. Its product line includes over 70 varieties of confections, which are available via its retail stores, online distribution channels, direct shipping throughout the U.S., and at third party retail locations nationwide.  In addition to Kosher O-U chocolates, Boca Bons and Good Fortune cookies, notable Hoffman’s confections include the “Snoodle,” Pecan Carmel “Jitterbugs,” the Hoffman’s Holiday Wonderland, and products such as gift baskets and chocolate covered pretzels.

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Financial data is provided in the supplemental financial tables included in this release for BBX Capital Corporation, Woodbridge Holdings, LLC and Bluegreen Corporation.

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More complete and detailed information relating to BBX Capital and its financial results is available in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, and is available to view on the SEC's website, www.sec.gov, or on BBX Capital’s website, www.BBXCapital.com.

_____________________________

Exhibit 99.1

About BBX Capital Corporation:

BBX Capital, a New York Stock Exchange listed company (NYSE: BBX), is involved in the acquisition, ownership and management of, and joint ventures and investments in real estate and real estate development projects as well as investments and management of middle market operating businesses.  In addition, BBX Capital and its holding company, BFC Financial Corporation, have a 46% and 54% respective interest in Bluegreen.  Bluegreen manages, markets and sells the Bluegreen Vacation Club, a flexible, points-based, deeded vacation ownership plan with more than 180,000 owners, over 60 owned or managed resorts, and access to more than 4,000 resorts worldwide.

As of March 31, 2014, BBX Capital had total consolidated assets of $416.9 million, shareholders' equity attributable to BBX Capital of approximately $304.6 million, and total consolidated equity of approximately $305.7 million, and its book value per share was $19.03.

For further information, please visit our family of companies:

BBX Capital: www.BBXCapital.com

Bluegreen Corp.: www.BluegreenVacations.com

Renin Corp.: www.ReninCorp.com

Hoffman’s Chocolates: www.Hoffmans.com,  www.BocaBons.com, and

www.GoodFortunes.com

Williams & Bennett: www.WilliamsandBennett.com

RoboVault: www.RoboVault.com

BFC Financial Corp.: www.BFCFinancial.com

BBX Capital Contact Info:

Investor Relations: Leo Hinkley, Managing Director, Investor Relations Officer, 954- 940-5300

Email: InvestorRelations@BBXCapital.com

Media contact: Caren Berg, Boardroom Communications, (954) 370-8999

Email: cberg@boardroompr.com

About BFC Financial Corporation:

BFC (OTCQB: BFCF) is a holding company whose principal holdings include a 52% ownership interest in BBX Capital Corporation (NYSE: BBX) and a 54% indirect ownership interest in Bluegreen Corporation.  As of March 31, 2014, BFC had total consolidated assets of approximately $1.4 billion, shareholders' equity attributable to BFC of approximately $243.1 million, and total consolidated equity of approximately $430.2 million. For more information, visit www.BFCFinancial.com.

# # #

This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. All opinions, forecasts, projections, future plans or other statements, other than statements of historical fact, are forward-looking statements and may include words or phrases such as “plans,” “believes,” “will,” “expects,” “anticipates,” “intends,” “estimates,” “our view,” “we see,” “would” and words and phrases of similar import. The forward looking statements in this press release are also forward-looking statements

Exhibit 99.1

within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and involve substantial risks and uncertainties. We can give no assurance that such expectations will prove to be correct. Future results could differ materially as a result of a variety of risks and uncertainties, many of which are outside of the control of management. These risks and uncertainties include, but are not limited to the impact of economic, competitive and other factors affecting the Company and its assets, including the impact of decreases in real estate values or sustained high unemployment rates on our business generally, the ability of our borrowers to service their obligations and the value of collateral securing our loans; credit risks and loan losses, and the related sufficiency of the allowance for loan losses, including the impact of the economy and real estate market values on our assets and the credit quality of our loans; the risk that loan losses will continue and the risks of additional charge-offs, impairments and required increases in our allowance for loan losses; the impact of and expenses associated with litigation including but not limited to litigation brought by the SEC; adverse conditions in the stock market, the public debt market and other financial and credit markets and the impact of such conditions on our activities; the risk that the assets retained by the Company in CAM and FAR may not be monetized at the values currently ascribed to them; and the risks associated with the impact of periodic valuation of our assets for impairment. In addition, this press release contains forward looking statements relating to the Company’s ability to successfully implement its currently anticipated business plans, which may not be realized as anticipated, if at all, and the Company’s investments in real estate developments, real estate joint ventures and operating businesses may not achieve the returns anticipated or may not be profitable, including the Company’s investment in Woodbridge and its acquisitions of Hoffman’s, Williams & Bennett and Renin Corp. The Company’s investments in real estate developments, either directly or through joint ventures, will increase exposure to downturns in the real estate and housing markets and expose us to risks associated with real estate development activities and the risk that our joint venture partners may not fulfill their obligations.  The Company’s investment in Woodbridge, which owns Bluegreen Corporation, exposes the Company to risks inherent in the time-share industry, which risks are identified in BFC’s Annual Report on Form 10-K filed on March 17, 2014 with the SEC and available on the SEC’s website,  www.sec.gov.  The Company’s acquisition of Hoffman’s, Williams & Bennett and Renin Corp. exposes us to the risks of Renin’s, Hoffman’s and Williams & Bennett’s businesses, which in the case of Renin includes foreign currency exchange risk of the U.S. dollar compared to the Canadian dollar and Great Britain Pound, as well as the risk that the integration of these operating businesses may not be completed effectively or on a timely basis, and that the Company may not realize any anticipated benefits or profits from the transactions.    Past performance and perceived trends may not be indicative of future results.  In addition to the risks and factors identified above, reference is also made to other risks and factors detailed in reports filed by the Company with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.  The Company cautions that the foregoing factors are not exclusive.

Exhibit 99.1

BBX CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION – UNAUDITED

	March 31,	December 31,
(In thousands, except share data)	2014	2013
ASSETS
Cash and interest bearing deposits in banks ($2,645 and $8,686 in Variable Interest
Entities ("VIE"))	$32,919	43,138
Loans held for sale ($50,716 and $53,846 in VIE)	50,716	53,846
Loans receivable, net of allowance for loan losses of $1,588 and $2,713 ($44,587 and
$56,170, net of allowance of $1,588 and $1,759 in VIE)	59,573	72,226
Real estate held for investment ($25,248 and $15,836 in VIE)	108,430	107,336
Real estate held for sale ($20,043 and $23,664 in VIE)	33,444	33,971
Investment in unconsolidated real estate joint ventures	3,346	1,354
Investment in Woodbridge Holdings, LLC	84,795	78,573
Properties and equipment, net ($7,814 and $7,899 in VIE)	14,651	14,824
Inventories	10,214	9,155
Goodwill and other intangible assets	4,355	2,686
Other assets ($2,096 and $2,413 in VIE)	14,452	14,038
Total assets	$416,895	431,147
LIABILITIES AND EQUITY
Liabilities:
BB&T preferred interest in FAR, LLC ($54,504 and $68,517 in VIE)	$54,504	68,517
Notes payable to related parties	22,012	21,662
Notes payable	9,448	9,034
Other liabilities ($12,010 and $12,355 in VIE)	25,247	28,368
Total liabilities	111,211	127,581
Commitments and contingencies
Equity:
Preferred stock, $.01 par value, 10,000,000 shares authorized;
none issued and outstanding	-	-
Class A common stock, $.01 par value, authorized 25,000,000
shares; issued and outstanding 15,810,588 and 15,778,088 shares	158	158
Class B common stock, $.01 par value, authorized 1,800,000
shares; issued and outstanding 195,045 and 195,045 shares	2	2
Additional paid-in capital	346,155	345,300
Accumulated deficit	(41,733)	(43,091)
Accumulated other comprehensive income	37	13
Total BBX Capital Corporation shareholders' equity	304,619	302,382
Noncontrolling interest	1,065	1,184
Total equity	305,684	303,566
Total liabilities and equity	$416,895	431,147

Exhibit 99.1

BBX CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS- UNAUDITED

	For the Three Months
	Ended March 31,
(In thousands, except share and per share data)	2014	2013
Revenues:
Sales	$16,867	-
Interest income	1,776	3,045
Net (losses) gains on the sales of assets	(49)	2,062
Income from real estate operations	1,493	1,236
Other	1,041	492
Total revenues	21,128	6,835
Costs and expenses:
Cost of goods sold	12,101	-
BB&T's priority return in FAR distributions	331	1,013
Interest expense	496	169
Real estate operating expenses	1,553	1,076
Selling, general and administrative expenses	11,507	8,185
Total costs and expenses	25,988	10,443
Equity earnings in Woodbridge Holdings, LLC	6,222	-
Recoveries from (provision for) loan losses	1,248	(759)
Asset impairments, net	(1,319)	(2,165)
Income (loss) from continuing operations before income taxes	1,291	(6,532)
Provision for income taxes	-	-
Net income (loss)	1,291	(6,532)
Less: net loss attributable to non-controlling interest	67	-
Net income (loss) attributable to BBX Capital Corporation	$1,358	(6,532)
Basic earnings (loss) per share	$0.08	(0.41)
Diluted earnings (loss) per share	$0.08	(0.41)
Basic weighted average number of common
shares outstanding	15,985,772	15,785,870
Diluted weighted average number of common and
common equivalent shares outstanding	16,698,628	15,785,870

Exhibit 99.1

Bluegreen Corporation

Consolidated Statement of Operations - Unaudited

For the Three Months Ended March 31, 2014

(in thousands)

Revenues:
Sales of VOIs	$60,244
Fee based sale commission and other revenues	27,115
Other resort fee-based revenue	21,925
Interest Income	20,636
Total revenues	129,920

Costs and expenses:
Cost of sales of VOIs	7,048
Cost of sales of resort fee-based operations	13,223
Selling, general and administrative expenses	72,805
Interest expense	11,050
Total costs and expenses	104,126

Other income	513
Income from continuing operations before taxes	26,307
Provision for income taxes	(9,145)
Income from continuing operations	17,162
Loss from discontinued operations, net of taxes	(46)
Net income	17,116
Net income attributable to noncontrolling interest	(2,958)
Net income attributable to Bluegreen	$14,158

BBX Capital Equity Earnings in Woodbridge

For the Three Months Ended March 31, 2014

(in thousands)

Net income attributable to Bluegreen	$14,158
Woodbridge parent only net loss	(632)
Net income attributable to Woodbridge	13,526
BBX Capital interest in Woodbridge	46%
BBX Capital Equity earnings in Woodbridge	$6,222

Exhibit 99.1

BLUEGREEN CORPORATION

Supplemental Financial Information For the Three Months Ended March 31, 2014 - Unaudited

(dollars in thousands)

	Amount	% of System-wide sales of VOIs, net(5)

Legacy VOI sales (1)	$32,005	29%
VOI sales-secondary market	18,953	17%
Sales of third-party VOIs-commission basis	42,092	38%
Sales of third-party VOIs-just-in-time basis	16,815	16%
System-wide sales of VOIs, net	109,865	100%
Less:Sales of third-party VOIs-commission basis	(42,092)	-38%
Gross sales of VOIs	67,773	62%
Estimated uncollectible VOI
notes receivable (2)	(7,529)	-11%
Sales of VOIs	60,244	55%
Cost of VOIs sold (3)	(7,048)	-12%
Gross profit (3)	53,196	88%
Fee-based sales commission revenue (4)	27,115	64%
Other fee-based services revenue	21,925	20%
Cost of other fee-based services	(11,234)	-10%
Net carrying cost of VOI inventory	(1,989)	-2%
Selling and marketing expenses	(52,887)	-48%
General and administrative expenses	(19,918)	-18%
Net interest spread	9,586	9%
Operating profit	$25,794	23%
Other income, net	513
Income from continuing operations
before income taxes	26,307

(1) Legacy VOI sales represent sales of Bluegreen-owned VOIs acquired or developed under Bluegreen’s traditional VOI business. Legacy VOI sales do not include Secondary Market, Commission Basis, or Just-In-Time VOI sales under Bluegreen’s Capital-Light business strategy.

(2) Percentages for estimated uncollectible VOI notes receivable are calculated as a percentage of gross sales of VOIs (and not of system-wide sales of VOIs, net).

(3) Percentages for costs of VOIs sold and gross profit are calculated as a percentage of sales of VOIs (and not of system-wide sales of VOIs, net).

(4) Percentage for Fee-based sales commission revenue is calculated based on sales of third-party VOIs-commission basis (and not of system-wide sales of VOIs, net).

(5) Unless otherwise indicated.

Exhibit 99.1

BLUEGREEN CORPORATION

Supplemental Financial Data and Reconciliation of Woodbridge’s Income from Continuing Operations to Bluegreen’s Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”)

For the Three Months Ended March 31, 2014 - Unaudited

(in thousands)

Consolidated Woodbridge income from continuing operations	$16,530
Less:
Parent only (Woodbridge) loss from continuing operations	632
Bluegreen income from continuing operations	17,162
Plus/(Less):
Long-term executive compensation	1,105
Interest income (other than interest earned on VOI notes receivable)	(290)
Interest expense	11,050
Interest expense on receivable-backed debt	(6,124)
Provision for income taxes	9,145
Franchise taxes	44
Depreciation and amortization	1,708
Adjusted EBITDA	$33,800

Bluegreen’s Adjusted EBITDA is defined as Bluegreen’s earnings, or income from continuing operations, before taking into account its long-term executive compensation, interest income (excluding interest earned on Bluegreen’s VOI notes receivable), interest expense (excluding interest expense incurred on financings related to Bluegreen’s receivable-backed notes payable), provision for income taxes and franchise taxes, depreciation and amortization. For purposes of the Adjusted EBITDA calculation, no adjustments were made for interest income earned on Bluegreen’s VOI notes receivable or the interest expense incurred on debt that is secured by such notes receivable because Bluegreen considers both to be part of its business operations.

We consider Adjusted EBITDA to be an indicator of Bluegreen’s operating performance, and it is used to measure Bluegreen’s ability to service debt, fund capital expenditures and expand its business. It is also used by companies, lenders, investors and others because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. Adjusted EBITDA also excludes depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

Exhibit 99.1

Woodbridge Holdings, LLC

Consolidating Statement of Financial Condition - Unaudited

(in thousands)

	As of March 31, 2014			As of December 31, 2013
		Woodbridge	Consolidated		Woodbridge	Consolidated
	Bluegreen	Parent only	Woodbridge	Bluegreen	Parent only	Woodbridge
Assets

Cash and cash equivalents	$134,957	14,726	149,683	158,096	723	158,819
Restricted cash ($36,207 and $36,263 in VIEs at March 31, 2014
and December 31, 2013, respectively)	68,811	-	68,811	65,285	-	65,285
Notes receivable, net ($329,739 and $342,078 in VIEs
at March 31, 2014 and December 31, 2013, respectively)	431,156	11,750	442,906	455,569	11,750	467,319
Inventory	207,801	-	207,801	204,256	-	204,256
Property and equipment, net	66,627	-	66,627	63,252	-	63,252
Intangible assets	64,084	-	64,084	64,142	-	64,142
Other assets	91,735	2,590	94,325	60,486	2,756	63,242
Total assets	$1,065,171	29,066	1,094,237	1,071,086	15,229	1,086,315

Liabilities and Equity

Accounts payable, accrued liabilities and other	116,569	620	117,189	116,304	652	116,956
Deferred tax liability, net	85,844	-	85,844	76,726	-	76,726
Receivable-backed notes payable - recourse ($4,912 and $5,899
in VIE at March 31, 2014 and December 31, 2013, respectively)	74,616	-	74,616	74,802	-	74,802
Receivable-backed notes payable - nonrecourse	354,866	-	354,866	368,759	-	368,759
Notes and mortgage notes payable	89,464	-	89,464	93,939	-	93,939
Junior subordinated debentures	63,020	85,052	148,072	62,379	85,052	147,431
Total liabilities	784,379	85,672	870,051	792,909	85,704	878,613

Stockholders' equity
Total Bluegreen Corporation shareholders' equity	240,113	(56,606)	183,507	240,456	(70,475)	169,981
Noncontrolling interest	40,679	-	40,679	37,721	-	37,721
Total equity	280,792	(56,606)	224,186	278,177	(70,475)	207,702
Total liabilities and equity	$1,065,171	29,066	1,094,237	1,071,086	15,229	1,086,315